Exhibit 4.1

FIRST AMENDMENT TO THE
TAX BENEFITS PRESERVATION PLAN

First Amendment to the Tax Benefits Preservation Plan (this “Amendment”), dated as of May 1, 2012, by and between Steel Excel Inc., a Delaware corporation (the “Company”), and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”).

Background

A. The Company and the Rights Agent are parties to that certain Tax Benefits Preservation Plan, dated as of December 21, 2011 (the “Plan”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them by the Plan.

B. The Company desires to amend the Plan as more particularly described herein.

NOW THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Amendment.  The Plan shall be amended by deleting clause (i) of the definition of “Grandfathered Person” contained in Section 1 of the Plan in its entirety and substituting the following in its place:

“(i)           any Person who would otherwise qualify as an Acquiring Person as of immediately prior to the public announcement of this Plan, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one-tenth of one percentage point over such Person’s lowest Percentage Stock Ownership immediately prior to the public announcement of this Plan or thereafter, other than any increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Company Securities that such Person held as of immediately prior to the public announcement of this Plan, (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (C) any redemption or repurchase of Company Securities by the Company, or (D) (1) any transfer to such Person of Company Securities by the Company, or (2) any open market purchase of Company Securities by such Person, in each case if the Board determines, in its sole discretion, that such transfer or open market purchase would not jeopardize or endanger the Company’s utilization of the Tax Benefits or is otherwise in the best interests of the Company; and”

2.      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

3.      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5.      Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6.      Plan in Full Force and Effect as Amended.  Except as specifically amended hereby, all of the terms and conditions of the Plan shall be in full force and effect. All references to the Plan in any other document or instrument shall be deemed to mean such Plan as amended by this Amendment. The parties hereto agree to be bound by the terms and obligations of the Plan, as amended by this Amendment, as though the terms and obligations of the Plan were set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first written above.

By:	STEEL EXCEL INC. /s/ John Quicke
Name: John Quicke
Title: Interim President and Chief Executive Officer

By:	REGISTRAR AND TRANSFER COMPANY /s/ Nicola Giancaspro
Name: Nicola Giancaspro
Title: Vice President
Stock Transfer Operations